Exhibit 16

[Deloitte & Touche LLP Phoenix letterhead]

March 4, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dears Sirs/Madams:
We have read Item 4.01 of PNM Resources, Inc.'s Form 8-K dated March 4, 2013, and have the following comments:

1.	We agree with the statements made in the last sentence of the first paragraph, and in the second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph and in the fourth paragraph.

Yours truly,
/s/ Deloitte & Touche LLP